EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Amendment No. 1 to the registration statement filed on Form S-3, (File No. 333-108761) of our report dated February 7, 2003, except for the ninth paragraph of Note 11, which is as of March 7, 2003, with respect to the consolidated financial statements of New York Health Care, Inc. for the year ended December 31, 2002 included in its Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "Experts".



/s/  Weiser LLP
Weiser LLP

New York, New York
October 9, 2003



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